Exhibit 99.1

      MICHAEL WEISS ELECTED TO PAYLESS SHOESOURCE, INC. BOARD OF DIRECTORS

     TOPEKA, Kan., Jan. 31 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that Michael Weiss has been elected to its Board of Directors, with a term to expire in 2007. Mr. Weiss was also appointed to the Compensation, Nominating and Governance Committee of the company's Board of Directors.

     Mr. Weiss, age 63, is the retired President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. He served in such capacity from 1997 to 2004.

     Mr. Weiss joined Limited in 1981 as merchandise manager for Express, and quickly rose to become President of Express from 1982 to 1993. He was named Vice Chairman of Limited in 1993, and served in this capacity until 1997. Weiss returned to Express in January 1997, serving as President and Chief Executive Officer until his retirement in 2004.

     "We are pleased that Michael Weiss has joined the Payless ShoeSource Board of Directors," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "He is widely respected for his long career of successful retail leadership. He applies a high degree of rigor and analysis in his merchandising judgments, which extend across multiple retailing disciplines."

     "He helped launch the Express brand and led its growth from an eight-store concept in 1981 to a 640 store chain by 1993. Along the way, he started Express for Men and was responsible for merging Express for Men with the women's version, creating the dual-gender Express brand in 2001. The division currently operates more than 900 stores, with sales of more than $2 billion last year."

     "Mr. Weiss also helped create the Bath & Body Works concept, which operates 1,578 stores as of the end of December 2004."

     With the addition of Mr. Weiss the Payless ShoeSource Board now consists of ten Directors, including nine independent Directors.

     Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of December 2004, the Company operated a total of 4,709 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com.

SOURCE  Payless ShoeSource, Inc.
    -0-                             01/31/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.payless.com /